Exhibit 11




                         Consent of Independent Auditors





The Board of Trustees and Shareholders
Forum Funds:

We consent to the use of our reports dated October 3, 1997 for Daily Assets Government Fund (formerly Daily Assets Treasury Fund) and Daily Assets Cash Fund, series of Forum Funds, and for Government Portfolio (formerly Treasury Portfolio) and Cash Portfolio, series of Core Trust (Delaware), incorporated herein by reference into the statement of additional information and to the references to our Firm under the headings, "Financial Highlights" in the prospectuses and "Auditors" in the statement of additional information.


                                               /s/ KPMG Peat Marwick LLP
                                               KPMG Peat Marwick LLP

Boston, Massachusetts
May 26, 1998